March 7, 2012

Apollo Medical Holdings, Inc. Appoints Gary Augusta to Board of Directors

GLENDALE, Calif., March 7, 2012 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed") (OTC-AMEH), a leading provider of hospitalist, critical care and multi-disciplinary care management services to the healthcare community, today announced the appointment of Gary Augusta to its Board of Directors.  In addition, Mr. Augusta’s investment firm - SpaGus Capital Partners - has agreed to provide ApolloMed with working capital.

Mr. Augusta brings more than 20 years of experience as an executive focused on private equity, growth strategy, operations, corporate development and M&A at companies ranging from start-up ventures to Fortune 500 companies.  He is also an experienced investor and operator of growth businesses.

"Gary brings a wide scope of experience and expertise that will help ApolloMed earn a growing share of the $650 billion spent annually in the U.S. on inpatient hospital care," stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. "His hands-on approach, business and investor network and ability to execute will benefit us tremendously."

Mr. Augusta currently serves as President of SpaGus Ventures LLC and SpaGus Capital Partners, growth funds that invest in life sciences and technology companies.  He previously co-founded and served as President and CEO of OCTANe, an innovation development corporation formed to start and fund biomedical, technology, green tech and other types of innovative startup companies.

"I look forward to working with Warren and the talented ApolloMed team to help take the company to the next level," stated Gary Augusta.  "ApolloMed’s unique patient-centric, results-driven inpatient and post-discharge care delivery model positions it as a leader in this market."

Earlier in his career, Mr. Augusta was Vice President of M&A and Corporate Development at engineering and construction giant Fluor, where he focused on internal new business creation and mergers and acquisitions.  Prior to his tenure at Fluor, he served as a principal at global management consulting firm A.T. Kearney, where he focused on growth strategy, operational improvement and change management assignments for clients including Prudential Healthcare, FedEx, Wachovia and many others.

Other posts include serving as Executive Director of the OCTANe Foundation for Innovation, and member of the UC Irvine CEO Roundtable, the Keck Graduate Institute Advisory Council and the UC Irvine Advisory Boards for both the School of Engineering and the School of Information & Computer Science. He serves as a board member or advisor to several start-up companies in the biomedical and technology industries, as well as board director for a  publicly traded micro-cap company.

Mr. Augusta resides in Southern California. He earned a BS in Mechanical Engineering from the University of Rhode Island and a Master of Science and Management (MSM) from Georgia Tech.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading provider of integrated medical management services that improve the quality and efficiency in inpatient hospital care. The Company’s integrated model combines hospitalist medicine, critical care medicine, 24-hour physician call centers, case management and transition management. Its mission is to improve care and efficiency, while helping healthcare organizations engage in performance payments and shared accountability arrangements. The company’s strategy is to capitalize on the growing market for hospital-based physician and care management services.  There are currently 4,900 acute care hospitals in the U.S., with more than 35 million annual admissions. Total U.S. spending on hospital care currently exceeds $650 billion and is expected to increase to $1.3 trillion by 2016. For more information, please visit www.apollomed.net.

Media Contacts:

Erik Deutsch
ExcelPR Group (for ApolloMed)
(323) 851-2300 x112
erikd@excelpr.com

Nidia Flores
Operations Manager
Apollo Medical Holdings, Inc.
(818) 844-3881
n.flores@apollomed.net